INACOM RESTRUCTURES OPERATIONS TO DRIVE GROWTH
                     IN EBUSINESS INFRASTRUCTURE MANAGEMENT
                       COMPANY TO REDUCE OPERATING COSTS,
              IMPROVE EFFICIENCIES, AND ENHANCE SERVICE TO CLIENTS

(OMAHA, NEB - DEC 14, 1999) - Inacom Corp (NYSE: ICO) today announced a comprehensive restructuring designed to leverage its leadership position in eBusiness infrastructure solutions. The restructuring will separate and streamline product and solutions, exploit the value of the company's product utility, and optimize its field sales force.

"Since my arrival at Inacom in October, I have examined the opportunities in the marketplace - particularly as they relate to the design, development and management of information technology infrastructures," said G.A. Gagliardi, president and chief executive officer of Inacom. "In addition, a rigorous evaluation of Inacom's assets, systems, organizational structure and competitive strategy was conducted. As a result, it was determined that a comprehensive operational restructuring was necessary to capitalize on the market opportunities and to maximize the value of the Company."

Gagliardi said the restructuring will allow Inacom to remove costs by reducing corporate overhead, streamlining sales and service delivery, eliminating redundancies and improving operational efficiencies. The restructuring will eliminate layers of management and consolidate Inacom's organizational structure to improve accountability, provide clients with truly integrated solutions and enhance their overall experiences with the Company.

 "While Inacom was founded on hardware procurement, the focus of this business has rapidly evolved to building and managing enterprise solutions with an emphasis on eBusiness infrastructures," Gagliardi said. "The changes made by the restructuring reflect that evolution. Organizationally, we have made the sale and delivery of solutions the lead functions of the Company, while the logistics of product acquisition and delivery becomes a utility to drive integrated solutions and attract business from both OEMs and independent resellers."

With over 6,000 technical professionals and existing relationships with more than 35 percent of Fortune 500 corporations, Gagliardi said the changes position Inacom for growth in an attractive marketplace. According to the Gartner Group, opportunities in the high margin network services market are expected to grow from $34 billion in 1998 to $71.5 billion in 2003. The eBusiness service market is expected to grow from $4 billion in 1998 to $13 billion in 2003 and the desktop management market is expected to grow by 20 percent annually to $20 billion in 2003.

"When we complete this operational restructuring, we will begin capitalizing on the opportunities in the digital economy," Gagliardi said. "Inacom is well-positioned to leverage its expertise in fully-integrated infrastructure solutions. This includes multi-vendor hardware and software solutions, complete networking solutions, and customization and delivery of solutions directly to clients' desktops."

As a result of the restructuring initiatives, the Company currently estimates that it will eliminate at least 1,000 full-time or full-time equivalent employees during the first three quarters of fiscal year 2000. Additionally, the Company has decided to exit the federal government business. These initiatives, together with other efficiency efforts, are expected to result in annualized cost savings of more than $100 million.

In recognition of the workforce reduction, the decision to exit the federal government business, and the realignment of certain other units, the Company expects to record a special charge of between $100 million and $150 million pre-tax for the fourth quarter of 1999. The charge will be primarily non-cash.

The Y2K lock-down by large corporate clients, which the Company noted in late October and has been widely recognized by manufacturers, continues to put significant downward pressure on earnings and overall fourth-quarter performance. This stronger than expected deviation from normal client buying patterns will result in reduced vendor incentives and lower gross margins in the fourth quarter, which ends on December 25. As a result, the Company expects its fourth-quarter performance, before the aforementioned special charge, to be a loss in the range of 50 to 70 cents per share.

Gagliardi has also named a new management committee consisting of the following executives:

-        Dick Anderson, Senior Vice President, Solutions Sales
-        Chris Howard, Senior Vice President, Solutions Delivery
-        Mike Steffan, Executive Vice President, Product Utility
-        Larry Fazzini, Senior Vice President, Corporate Resources
-        Robert Schultz, Executive Vice President, Operations
-        Tom Fitzpatrick, Executive Vice President and Chief Financial Officer
-        Geri Michelic, Vice President, Marketing
-        Jon Wellman, Vice President, Business Planning/Alliances

"The new management structure eliminates the silos that created redundancies and inefficiencies," Gagliardi said. "The structure provides for a streamlined approach to our clients and gives Inacom one focus - providing complete, end-to-end technology solutions."

ABOUT INACOM

Inacom Corp. (NYSE:ICO) is a Fortune 500 eBusiness Infrastructure Management Company. The company architects, builds and manages solutions that optimize corporations' return on IT investments. Inacom's client portfolio includes more than 35% of Fortune 500 corporations.

FORWARD LOOKING STATEMENT

This press release contains certain forward-looking statements based on certain assumptions and information currently available to management. Such statements are subject to various risks and uncertainties, including those described in the Company's 1998 10-K Report that could cause actual results to differ materially from the results discussed herein.